Exhibit 99.1

LinkedIn Closes lynda.com Acquisition

lynda.com’s high-quality content provides opportunity for members to easily gain the professional skills they need to get hired and advance their careers.

Mountain View, Calif. — May 14, 2015 — LinkedIn (NYSE:LNKD), the world’s largest professional network on the Internet with more than 350 million members worldwide, today announced that it has closed the acquisition of lynda.com, a leading online learning company teaching business, technology and creative skills to help people achieve their professional goals. Based in Carpinteria, CA, lynda.com was co-founded in 1995 by Lynda Weinman and Bruce Heavin.

The transaction is valued at approximately $1.5 billion, in a combination of approximately 52 percent cash and approximately 48 percent stock.

LinkedIn announced the intention to acquire lynda.com in April. Ryan Roslansky, head of global content products at LinkedIn, blogged about the acquisition here. LinkedIn CEO Jeff Weiner wrote a post about the acquisition here, and Weinman posted about it here.

About LinkedIn

LinkedIn connects the world’s professionals to make them more productive and successful and transforms the ways companies hire, market and sell. Our vision is to create economic opportunity for every member of the global workforce through the ongoing development of the world’s first Economic Graph. LinkedIn has more than 300 million members and has offices around the world.

About lynda.com

lynda.com is a leading online learning company that helps anyone learn business, technology and creative skills to achieve personal and professional goals. Through individual, corporate, academic and government subscriptions, members have access to the lynda.com and Video2Brain video library of more than 6,300, engaging, top-quality courses and more than 267,000 video tutorials taught by recognized industry experts. The company also provides German, French and Spanish-language content under the video2brain brand name.

lynda.com, Inc. was founded in 1995 and is headquartered in Carpinteria, California with offices in San Francisco, London, Sydney and Graz and is funded in part by Accel Partners, Spectrum Equity, TPG Capital and Meritech Capital Partners.

Learn more about lynda.com on LinkedIn or by visiting www.lynda.com/press.

Forward Looking Statements

This press release contains forward-looking statements related to LinkedIn, lynda.com, and the potential benefits of the acquisition, including statements regarding future product plans and strategies. Actual events or results may differ materially from those contained in the forward-looking statements due to risks, uncertainties and assumptions. These risks and uncertainties include, but are not limited to, risks associated with: our ability to successfully integrate lynda.com and its products, personnel and technology; execution of our plans and strategies; and other important factors that could cause results of the acquisition and related transactions to differ materially from those contained in LinkedIn’s forward-looking statements described in the documents LinkedIn files from time to time with the SEC, including LinkedIn’s most recent Form 10-K and Form 10-Q, as well as LinkedIn’s future filings. Although LinkedIn believes that the expectations reflected in the forward-looking statements are reasonable, LinkedIn cannot guarantee future results, levels of activity, performance, or achievements. LinkedIn is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.